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EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:
Barry Sloane
Chairman of the Board & CEO
Newtek Capital, Inc.
212-826-9022
bsloane@newtekcapital.com

  NEWTEK CAPITAL SIGNS DEFINITIVE AGREEMENT TO ACQUIRE 50 STATE SBA 7(A) LENDER

                NEWTEK SMALL BUSINESS FINANCE TO BE LAUNCHED SOON

New York, N.Y., August 13, 2002 - Newtek Capital, Inc. (AMEX: NKC), a provider of financial and business services to the small businesses market announced today that it has signed a definitive agreement to acquire Commercial Capital Corporation ("CCC") and its parent, Comcap Holding Corp. Subject to all required regulatory approvals, Newtek expects that it will rename the company in line with its branding and cross-marketing strategy as "Newtek Small Business Finance".

Commercial Capital Corporation is authorized to conduct US Small Business Administration ("SBA") lending in all 50 states as an SBA Small Business Lending Company ("SBLC"). This SBLC authority is one of only 14 granted by the SBA. The Company is headquartered in New York City.

CCC began operations in 1994 and in 1996 was approved as an SBA "Preferred Lender" permitting it to make SBA 7(a) guaranteed loans to qualified small businesses on an expedited basis. This group of lenders accounts for approximately 20% of the SBA guarantee lending activity which recently was running at approximately $10 billion annually.

To date, CCC has originated approximately $370 million in SBA loans to more than 750 small and growing businesses in 26 states. In 1999, CCC was ranked as the 15th largest SBA lender in the U.S. and the second largest in the New York metropolitan area by dollar volume. For the fiscal year 2001, CCC closed loans totaling $28.8 million. At present, CCC holds approximately $67 million in unguaranteed portions of SBA loans and services an additional $167 million of guaranteed portions of SBA loans sold to third parties. Total assets under management stand at approximately $234 million.

The management of Newtek believes that the size and strength of the small business market promises substantial long-term growth for Newtek as it acquires, organizes and operates a network of companies that provide sophisticated financial, business, technological and management services to small and medium-sized, high growth businesses, including each other. Services include financial reporting and planning; back-office data processing; software development and

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systems integration; merchant credit card processing; small business brokerage;
market-specific online directory listing; assistance in capital formation; strategic marketing, planning and advice; and design and implementation of e-commerce infrastructure projects.

Newtek had previously undertaken to fund the organization of a small business lender based in New York, which has not as yet begun operations. The CCC agreement will enable these businesses to be consolidated under an expanded management team. Newtek views the addition of CCC as an important step in its effort to become the premier provider of services to small businesses. Newtek is in discussions with CCC's warehouse lender to restructure and extend the facility necessary to the continuation of CCC's business.

Newtek has $43 million cash on hand to implement the various Certified Capital Company ("CAPCO") programs and businesses which Newtek's subsidiaries operate. All of these resources are devoted to promoting the growth of the small business sector in the states where Newtek operates its ten CAPCO programs. In addition, Newtek hopes to acquire or develop businesses, like CCC, that complement its strategy of providing a focused array of top quality and cost effective services to the underserved small business segment. To enhance its lending business, Newtek will leverage its broad presence, capital strength, infrastructure and relationships within the states that it maintains through its Regional Business Development Center offices (NY, LA, FL, WI, CO). Newtek will open new Regional Business Development Centers in Alabama and Georgia within the next six months.

Prior to executing the agreement with CCC, Newtek had undertaken to fund a small business lender organized by Michael Dowd. With Newtek's participation, he will be joined by John Cox. Both are veterans of the SBA with many years of experience in this industry and have tremendously valuable experience in structuring and managing operations utilizing the SBA 7(a) lending programs.

Mr. Cox was Associate Administrator for Financial Assistance at the SBA. In this capacity, Mr. Cox was the Agency's senior management official in charge of all SBA business loans nationwide. During his 30-year career with the SBA, Mr. Cox was instrumental in the formation of the small business incubator industry and was awarded the Founders Award in 1998 by the National Business Incubation Association. Mr. Cox was also the recipient of several SBA agency awards including two Presidential Awards for Excellence in Government Service, one presented by President Bush and the other by President Clinton. Mr. Cox currently serves on Newtek's Board of Directors but is expected to step down prior to joining CCC.

Mr. Dowd worked for the SBA for 25 years and was the National Director for Loan Programs where he was responsible for formulation of all policies and procedures governing the implementation of the 7(a) and 504 loan programs including all loan making, loan servicing, loan monitoring and review functions. Mr. Dowd also spent many years with the FDIC where he was responsible for conducting branch examinations

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of major commercial banking institutions with a concentration on commercial loan portfolios, examination of small independent banks and the examination of FDIC insured commercial and savings banks in New Jersey, New York, Puerto Rico and the U.S. Virgin Islands.

Charles Freeman, co founder of CCC, will remain as the President of the company. Mr. Freeman was appointed by Presidents Reagan and Bush as Regional Administrator of the SBA for New York, New Jersey, Virgin Islands and Puerto Rico, where he was responsible for agency operations in addition to administering a loan portfolio of $1.5 billion from 1986 to 1991. He served as President and CEO of Pilgrim State Bank in New Jersey from 1991 to 1993. In addition, Mr. Freeman was a member of Mayor Rudolph Giuliani's Transition Task Force on Entrepreneurship and was an adviser to the School of Business at Montclair State University.

Barry Sloane, Chairman and CEO of Newtek Capital, stated: "The addition of Commercial Capital Corporation to our network of companies will be a stepping stone for us to provide full service SBA lending which will bring us on par with the larger players in this market. The 50 state lending platform will complement our existing relationships, thereby, enhancing our ability to offer bundled services to our target market. In my opinion, our formal entry in to small business lending and access to a large cross marketing channel are very positive developments for Newtek."

Completion of the consolidation of CCC and subsequent continuation of its SBA 7(A) lending operations are all subject to approval by the SBA.

Barry Sloane further commented, "Newtek is currently in talks with a leading financial institution to act as strategic investment partner along-side Newtek in order to provide additional capital and assist in the implementation of CCC's direct loan origination strategy. Newtek believes that the proposed investment will be finalized very soon, although it is not a condition to the ability of the transaction to proceed."

Newtek Capital, Inc. (www.newtekcapital.com) is a premier provider of financial and non- financial business services to the small business market. Newtek Capital invests in and provides financial, management and technological services for small businesses throughout the country. Newtek Capital's service brands include: Newtek Merchant Solutions-offering merchant card processing solutions, Newtek IT Services- offering IT solutions, Newtek Financial Information Systems-offering back office financial information and controller services, and Newtek Strategies-offering strategic business management and global marketing services.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward -looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the

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Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins, the failure to obtain necessary regulatory approvals or to obtain them in a timely manner.